Exhibit 99.5

CONSENT OF MORGAN STANLEY & CO. LLC

We hereby consent to the use in Amendment No. 1 to the Registration Statement of Range Resources Corporation on Form S-4 and in the Joint Proxy Statement/Prospectus of Range Resources Corporation, which is part of Amendment No. 1 to the Registration Statement, of our opinion dated May 15, 2016, appearing as Annex D to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinions of Memorial’s Financial Advisors”, “The Merger—Background of the Merger”, “The Merger—Memorial’s Reasons for the Merger; Recommendation of the Memorial Board of Directors”, “The Merger—Opinions of Memorial’s Financial Advisors”, “The Merger—Certain Prospective Unaudited Financial and Operating Information of Range and Memorial” and “The Merger—Litigation Relating to the Merger”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Michael Harris
	Name:	Michael Harris
	Title:	Managing Director

New York, New York

July 14, 2016